FOR IMMEDIATE RELEASE Nov. 1, 2021 Chesapeake Utilities Mourns the Passing of Longtime Board Member Eugene H. Bayard DOVER, Del. – Chesapeake Utilities Corporation (NYSE: CPK) today announced the recent passing of longtime Board member, Eugene H. Bayard. “We are deeply saddened to announce the passing of our good friend and longtime Board member, Eugene (Gene) Bayard. Our sympathies go out to Gene’s wife, Diane, his family, and his many friends and colleagues in Delaware and around the country who had the honor of knowing him and learning from him,” said John R. Schimkaitis, chair of Chesapeake Utilities’ board of directors. “For more than 15 years, Gene contributed to the extraordinary growth, strong culture and unique comradery at our company. As an advisor, leader and core member of the Chesapeake Utilities family, Gene will be greatly missed. His many valuable and diverse contributions to the Company and to the state of Delaware will carry on for many years to come. We are thankful for Gene’s unwavering dedication to our Company and our mission.” Mr. Bayard served as an independent Director on Chesapeake Utilities’ Board since 2006, including most recently as a member of the Corporate Governance Committee. About Chesapeake Utilities Corporation Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange, which is engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas (CNG) utility services and solutions; and other businesses. Information about Chesapeake Utilities Corporation's businesses is available at www.chpk.com and on the Annual Report Microsite at cpkannualreport.com. Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma. # # # For more information, contact: Media Relations: Brianna Patterson Manager, Public Relations and Strategic Communications 302-217-7050 bpatterson@chpk.com Investor Relations: Alex Whitelam Head of Investor Relations 215-872-2507 awhitelam@chpk.com